                                Exhibit A(5)(a)

                                Form of Contract

 ------------------------------------------------------------------------------
                         POLICY NUMBER:        ZADM0002
                         INSURED:              ZADM0006
 ------------------------------------------------------------------------------

                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                                A STOCK COMPANY

    HOME OFFICE:                                VARIABLE LIFE SERVICE CENTER:
6201 POWERS FERRY ROAD, NW                   440 LINCOLN STREET, P. O. BOX []
ATLANTA, GEORGIA 30339                         WORCESTER, MASSACHUSETTS 01653

If You have any questions or complaints about this Policy, You may call Us at Our toll free number: [].

This flexible premium variable life insurance Policy (the "Policy") is a legal contract between You (the "Policyowner") and Canada Life Insurance Company of America ("We", "Our", "Us", the "Company"). We will pay Your Beneficiary the Net Death Benefit when the person You are insuring dies, while this Policy is in force.

You may change the amount of insurance as well as the payments You make. You may direct Your Net Payments into an account that has a guaranteed minimum interest rate, and into Sub-Accounts of an account that has a rate of return that will vary. These two accounts are called the Fixed and Variable Accounts, respectively.

The value of the Variable Account may increase or decrease according to its investment results and is not guaranteed as to dollar amount. No minimum value in the Variable Account is guaranteed. For more details, please see the "Sub-Accounts" provision.

The value in the Fixed Account will accumulate interest at a rate set by Us which will not be less than 4% a year.

The amount of the death benefit and the length of time this Policy will remain in force may increase or decrease as described in the Death Benefit provisions.

RIGHT TO EXAMINE POLICY

The Policy provides a Right to Examine Period. You have the right to examine and cancel Your Policy by returning it to the Variable Life Service Center or to one of Our representatives no later than10 days after You receive the Policy or 45 days after the application for the Policy is signed.

[The Company will mail a refund to You within seven days. We may delay a refund of any payment made by check until the check has cleared Your bank. Your refund will be the greater of:

       - Your entire payment; or
       - the Policy Value plus deductions under the Policy for taxes, charges or fees

You will receive:

       - the Policy Value in the Fixed Account plus;
       - the Policy Value in the Variable Account plus;
       - all fees, charges and taxes which have been imposed.]


         [SIG]                                                  [SIG]
       Secretary                                               President

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                   DEATH PROCEEDS PAYABLE AT DEATH OF INSURED
              FLEXIBLE PREMIUMS PAYABLE TO THE FINAL PAYMENT DATE
  COVERAGE TO THE FINAL PAYMENT DATE AND AMOUNT OF POLICY VALUE NOT GUARANTEED
                                NONPARTICIPATING




FORM XXXXXX                                                     PAGE1

                                      TABLE OF CONTENTS
  RIGHT TO EXAMINE POLICY                                                                    1

POLICY DETAILS                                                                               6

  ADDITIONAL INSURANCE BENEFITS                                                              6

  YOUR MAXIMUM PAYMENT                                                                       6

  POLICY LOANS                                                                               6

POLICY DETAILS (CONTINUED)                                                                   7

  THE CHARGES YOU WILL PAY                                                                   7

TABLE "I"                                                                                    9

YOUR COST OF INSURANCE RATES ARE GUARANTEED                                                  9


NEVER TO GO HIGHER THAN THE FOLLOWING:                                                       9


TABLE "II"                                                                                  10

DEATH BENEFIT OPTIONS 1 AND 2-GUIDELINE PREMIUM TEST                                        10


GUIDELINE MINIMUM  DEATH BENEFIT FACTORS                                                    10

TABLE "III"                                                                                 11

DEATH BENEFIT OPTION 3-CASH VALUE ACCUMULATION TEST                                         11


DEFINITIONS                                                                                 12

GENERAL PROVISIONS                                                                          14

  ADJUSTMENT OF COST FACTORS                                                                14

  CONFORMITY WITH STATE LAW                                                                 14

  CONTRACT                                                                                  14

  INCONTESTABILITY                                                                          14

  MISSTATEMENT OF AGE OR SEX                                                                14

  NONPARTICIPATING                                                                          14

  PROTECTION OF BENEFITS                                                                    15

  PERIODIC REPORT                                                                           15



FORM XXXXXX                                                     PAGE2

  SUICIDE                                                                                   15

  TERMINATION                                                                               15

  VARIABLE LIFE SERVICE CENTER                                                              15

INFORMATION ABOUT YOU AND THE BENEFICIARY                                                   15

  ASSIGNMENT                                                                                15

  BENEFICIARY                                                                               16

  MODIFICATION                                                                              16

  NOTIFICATION OF DEATH                                                                     16

  POLICYOWNER                                                                               16

WHAT YOU SHOULD KNOW ABOUT THE PREMIUMS                                                     17

  PREMIUMS                                                                                  17

  MAXIMUM PAYMENT LIMITS                                                                    17

  TERMINATION AND REINSTATEMENT                                                             17
    TERMINATION                                                                             17
    REINSTATEMENT                                                                           18


INFORMATION ABOUT THE VALUE OF YOUR POLICY                                                  18

  NET PAYMENT AND ALLOCATION OF PAYMENTS                                                    18

  ALLOCATION OF NET PAYMENTS                                                                18

  MONTHLY DEDUCTION                                                                         19

  COST OF INSURANCE CHARGE                                                                  19

  COST OF INSURANCE RATES                                                                   20

WHAT YOU SHOULD KNOW ABOUT THE VARIABLE ACCOUNT                                             20

  VARIABLE ACCOUNT                                                                          20

  SUB-ACCOUNTS                                                                              21

  SUB-ACCOUNT VALUE                                                                         21

  UNITS                                                                                     21

  UNIT VALUE                                                                                21

  NET INVESTMENT FACTOR                                                                     22

  ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS                                         22




FORM XXXXXX                                                     PAGE3

  FEDERAL TAXES                                                                             22

  SPLITTING OF UNITS                                                                        22

WHAT YOU SHOULD KNOW ABOUT THE FIXED ACCOUNT                                                23

  FIXED ACCOUNT                                                                             23

  FIXED ACCOUNT INTEREST RATES                                                              23

  FIXED ACCOUNT POLICY VALUE                                                                23

  BASIS OF VALUE OF THE FIXED ACCOUNT                                                       23

  CONVERSION                                                                                24

WHAT YOU SHOULD KNOW ABOUT TRANSFERS                                                        24

  FIXED ACCOUNT RESTRICTIONS                                                                24

IF YOU WANT TO BORROW FROM YOUR POLICY                                                      24

  AMOUNT YOU MAY BORROW                                                                     24

  INTEREST CHARGED ON BORROWED AMOUNTS                                                      25

  INTEREST CREDITED TO THE LOAN ACCOUNT                                                     25

  REPAYING THE OUTSTANDING LOAN                                                             25

  FORECLOSURE                                                                               25

DETAILS ON SURRENDER AND PARTIAL WITHDRAWALS                                                25

  SURRENDER                                                                                 25

  CASH SURRENDER VALUE                                                                      26

  PARTIAL WITHDRAWALS                                                                       26

  POSTPONEMENT OF PAYMENT                                                                   26

WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT                                                27

  NET DEATH BENEFIT                                                                         27

  DEATH BENEFIT OPTIONS                                                                     27

  GUIDELINE MINIMUM DEATH BENEFIT                                                           27

  DEATH BENEFIT OPTION CHANGES                                                              28

  CHANGE IN FACE AMOUNT                                                                     28

  INCREASE OF FACE AMOUNT                                                                   28




FORM XXXXXX                                                             PAGE4

  DECREASE OF FACE AMOUNT                                                                   29

PAYMENT OF BENEFITS                                                                         29

  PAYMENT OPTIONS                                                                           29



FORM XXXXXX                                                     PAGE5

                                 POLICY DETAILS
-------------------------------------------------------------------------------


                             POLICYOWNER'S NAME:   [John Doe

                                 INSURED'S NAME:   John Doe

                         INSURED'S AGE AT ISSUE:   35

                             UNDERWRITING CLASS:   Preferred Male Non-Tobacco

                                  POLICY NUMBER:   VM00000001

                            INITIAL FACE AMOUNT:   $50,000

                                  DATE OF ISSUE:   11/15/1999

                        MONTHLY PROCESSING DATE:   On the 15th day of each month

                        MINIMUM MONTHLY PAYMENT:   $33.79

               GUARANTEED DEATH BENEFIT PREMIUM:

                          FINAL PAYMENT DATE: 11/15/2063

                           DEATH BENEFIT OPTION:   ]

ADDITIONAL INSURANCE BENEFITS

        Term Insurance Rider:       See rider

YOUR MAXIMUM PAYMENT

        Guideline Single Premium:   [$16,460.30
        Guideline Level Premium:    $1,406.92]

POLICY LOANS

        Standard Loan Interest Rate:    [4.8%, guaranteed not to exceed 6.0%
        Standard Loan Credited Rate:    4.0%
        Preferred Loan Interest Rate:   4.0%, guaranteed not to exceed 4.5%
        Preferred Loan Credited Rate:   4.0%
        Minimum Loan Amount:            ]


FORM XXXXXX                                                              PAGE6

-------------------------------------------------------------------------------

THE CHARGES YOU WILL PAY

PAYMENT EXPENSE CHARGE: {6.00%} of each gross payment, which is broken down as follows:

- Premium Tax Charge {2.00%}, Deferred Acquisition Cost ("DAC Tax") Charge, {1.00%} and the Front-End Sales Load, 3.00%

COST OF INSURANCE CHARGE: See Table "I" and the Monthly Deduction provision.

MONTHLY EXPENSE CHARGE: {$9.50} each month for the first {120} months this Policy is in force. A new monthly expense charge will be applied for the first {120} months after an increase in Face Amount.

MONTHLY ADMINISTRATION FEE: {$7.50} per month.

MONTHLY MORTALITY AND EXPENSE RISK CHARGE: You will be assessed a charge each month not to exceed 1/12 of {0.60%} on an annual basis of the daily net asset value of the Variable Account for the mortality and expense risks assumed by Us during the first {120} months this Policy is in force and 1/12 of {0.30%} on an annual basis thereafter.

MONTHLY RIDER CHARGE:  [   ] per month.

SURRENDER CHARGE FOR INITIAL FACE AMOUNT: If You surrender this Policy up to the before the beginning of the 10th Policy year, except as otherwise provided in the Reinstatement provision, You will be charged a surrender charge as shown below:

                  {YEAR                    SURRENDER CHARGE
                    1                           $1,139
                    2                           $1,012
                    3                            $886
                    4                            $759
                    5                            $633
                    6                            $506
                    7                            $380
                    8                            $253
                    9                            $127
                    10                             $0}

PARTIAL WITHDRAWAL CHARGE: We deduct the following charges from Policy Value:

       - a transaction fee is assessed against all partial withdrawals. This charge is guaranteed not to exceed $25.

       - A proportional amount of the full surrender charge is applied to any partial withdrawal, except for that part of the partial withdrawal which is considered a preferred partial withdrawal. See DETAILS ON SURRENDER AND PARTIAL WITHDRAWALS- "Partial Withdrawals." We reduce the Policy's outstanding surrender charge, if any, by this amount.


FORM XXXXXX                                                     PAGE7

TRANSFER CHARGE: You may make 12 transfers in any Policy year free of charge. After 12 transfers, You may be charged up to $25 to transfer funds from one account to another, see WHAT YOU SHOULD KNOW ABOUT TRANSFERS.

MINIMUM MONTHLY PAYMENT: A monthly factor used to determine if Your Policy will lapse within 48 months of the Date of Issue; see Termination and Reinstatement provision.


FORM XXXXXX                                                     PAGE8

                                   TABLE "I"
                  YOUR COST OF INSURANCE RATES ARE GUARANTEED
                     NEVER TO GO HIGHER THAN THE FOLLOWING:
-------------------------------------------------------------------------------


                      Cost of Insurance                                    Cost of Insurance
         Age           Rate Per $1000                          Age           Rate Per $1000
                      Net Amount at Risk                                   Net Amount at Risk
          35               [0.055                              70                2.941
          36                0.059                              71                3.313
          37                0.067                              72                3.631
          38                0.073                              73                4.058
          39                0.078                              74                4.541

          40                0.191                              75                5.063
          41                0.206                              76                5.622
          42                0.221                              77                6.214
          43                0.239                              78                6.833
          44                0.256                              79                7.496

          45                0.277                              80                8.230
          46                0.300                              81                9.054
          47                0.324                              82                9.997
          48                0.350                              83               11.073
          49                0.379                              84               12.267

          50                0.410                              85               13.556
          51                0.447                              86               14.918
          52                0.490                              87               16.344
          53                0.538                              88               17.808
          54                0.593                              89               19.333

          55                0.654                              90               20.942
          56                0.723                              91               22.668
          57                0.795                              92               24.577
          58                0.873                              93               26.764
          59                0.962                              94               29.637

          60                1.061                              95               33.931
          61                1.171                              96               41.279
          62                1.296                              97               56.040
          63                1.439                              98               83.333
          64                1.602                              99               83.333]

          65                1.781
          66                1.975
          67                2.186
          68                2.412
          69                2.660

THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE APPLICABLE (MALE OR FEMALE, SMOKER OR NON-SMOKER) 1980 COMMISSIONER STANDARD ORDINARY MORTALITY TABLE, AGE NEAREST BIRTHDAY.


FORM XXXXXX                                                     PAGE9

                                   TABLE "II"
              DEATH BENEFIT OPTIONS 1 AND 2-GUIDELINE PREMIUM TEST

                    GUIDELINE MINIMUM DEATH BENEFIT FACTORS
-------------------------------------------------------------------------------


          Age                Percentage                 Age                 Percentage
        Thru 40                 250%                     60                    130%
          41                    243%                     61                    128%
          42                    236%                     62                    126%
          43                    229%                     63                    124%
          44                    222%                     64                    122%

          45                    215%                     65                    120%
          46                    209%                     66                    119%
          47                    203%                     67                    118%
          48                    197%                     68                    117%
          49                    191%                     69                    116%

          50                    185%                     70                    115%
          51                    178%                     71                    113%
          52                    171%                     72                    111%
          53                    164%                     73                    109%
          54                    157%                     74                    107%

          55                    150%                 75 thru 90                105%
          56                    146%                     91                    104%
          57                    142%                     92                    103%
          58                    138%                     93                    102%
          59                    134%                     94                    101%
                                                       95-100                  100%



FORM XXXXXX                                                     PAGE 10

                                  TABLE "III"

              DEATH BENEFIT OPTION 3-CASH VALUE ACCUMULATION TEST
                     GUIDELINE MINIMUM DEATH BENEFIT FACTOR
-------------------------------------------------------------------------------

          Age                Percentage                 Age                 Percentage
          35                  [435.21%                   70                  151.05%
          36                   419.38%                   71                  147.81%
          37                   404.15%                   72                  144.77%
          38                   389.54%                   73                  141.87%
          39                   375.48%                   74                  139.14%

          40                   361.95%                   75                  136.59%
          41                   350.08%                   76                  134.20%
          42                   338.66%                   77                  131.97%
          43                   327.66%                   78                  129.86%
          44                   317.08%                   79                  127.87%

          45                   306.88%                   80                  125.98%
          46                   297.07%                   81                  124.19%
          47                   287.63%                   82                  122.49%
          48                   278.55%                   83                  120.90%
          49                   269.81%                   84                  119.43%

          50                   261.40%                   85                  118.06%
          51                   253.30%                   86                  116.81%
          52                   245.52%                   87                  115.64%
          53                   238.06%                   88                  114.55%
          54                   230.91%                   89                  113.52%

          55                   224.05%                   90                  112.52%
          56                   217.49%                   91                  111.54%
          57                   211.22%                   92                  110.54%
          58                   205.21%                   93                  109.51%
          59                   199.45%                   94                  108.40%

          60                   193.93%                   95                  107.20%
          61                   188.66%                   96                  105.91%
          62                   183.62%                   97                  104.58%
          63                   178.81%                   98                  103.37%
          64                   174.23%                   99                  102.44%]

          65                   169.87%
          66                   165.73%
          67                   161.79%
          68                   158.04%
          69                   154.46%



FORM XXXXXX                                                     PAGE 11

                                  DEFINITIONS
--------------------------------------------------------------------------------

ACCEPTANCE: The date We mail the Policy if the application is approved with no changes requiring Your consent; otherwise, the date We receive Your written consent to any changes.

AGE:  How old the Insured is on the birthday nearest to the Policy anniversary.

ASSIGNEE: The person to whom You have transferred Your ownership of this Policy.

BENEFICIARY: The person or person You name to receive the Net Death Benefit when the Insured dies. The Owner may designate primary, contingent and irrevocable Beneficiaries.

CASH SURRENDER VALUE: The amount payable on a full surrender. It is the Policy Value less any Outstanding Loan and surrender charges.

CONTINGENT BENEFICIARY: The person(s) to whom the Net Death Benefit is paid upon the death of the Insured if the primary Beneficiary (or beneficiaries) is not living.

DATE OF ISSUE: The date the Policy was issued. It is used to measure the Monthly Processing Date, Policy months, Policy years and Policy Anniversaries. Coverage begins on this date and is shown on the Policy Details pages.

DEATH BENEFIT: The amount payable when the Insured dies prior to the Final Payment Date, before deductions for any Outstanding Loan and partial withdrawals, partial withdrawal charges, and due and unpaid monthly deductions.

DUE PROOF OF DEATH: Proof of death that is satisfactory to Us. Such proof may consist of: 1) a certified copy of the death certificate; or 2) a certified copy of the decree of a court of competent jurisdiction as to the finding of death.

EARNINGS: The amount by which the Policy Value exceeds the sum of the payments made less all withdrawals and withdrawal charges. Earnings are calculated at least once each month.

EVIDENCE OF INSURABILITY: Information, including medical information, that We use to decide the Insured's Underwriting Class.

FACE AMOUNT: The amount of insurance coverage, including any additional increases or decreases. The initial Face Amount is shown on the Policy Details pages.

FINAL PAYMENT DATE: The Policy anniversary nearest the Insured's 100th birthday. After this date, no payments may be made. This date is shown on the Policy Details pages.

FIXED ACCOUNT: Part of Our General Account that provides a fixed interest rate. This account is not part of and does not depend on the investment performance of the Variable Account.

GENERAL ACCOUNT: All Our assets other than those held in a separate investment account.

INSURED:  The person whose life is Insured by the Policy.

LOAN VALUE:  The maximum amount You may borrow under the Policy.

MINIMUM MONTHLY PAYMENT: A monthly amount shown on the Policy Details pages. If You pay this amount, We guarantee that Your Policy will not lapse before the 49th Monthly Processing Date from the Date of Issue or increase in Face Amount, within limits.

MONTHLY DEDUCTION: Consists of the charges taken on each Monthly Processing Date up to the Final Payment Date, including the Cost of Insurance Charge, monthly expense charge, monthly administrative fee, monthly mortality and expense risk charge, and any monthly rider charges.

MONTHLY PROCESSING DATE: The date on which the Monthly Deduction is taken. This date is shown on the Policy Details pages.

FORM XXXXXX                                                             PAGE 12

NET AMOUNT AT RISK: Can be determined on the Monthly Processing Date or any other day. The Net Amount at Risk on the Monthly Processing Date is the Death Benefit minus the Policy Value prior to theMonthly Deduction. In any other day the Net Amount at Risk is the Death Benefit minus the Policy Value.

NET DEATH BENEFIT:  The amount payable to the Beneficiary if the Insured dies.

NET PAYMENT: Your payment less the payment expense charge shown on the Policy Details pages.

OUTSTANDING LOAN: All Policy loans taken plus interest due or accrued less any loan payments.

POLICY ANNIVERSARY:  The same date in each policy year as the Date of Issue.

POLICY CHANGE: Any change in the Face Amount, the addition or deletion of a Rider, underwriting reclassifications, or changing from Death Benefit Option 1 to Death Benefit Option 2 (and vice versa).

POLICY DETAILS: Information specific to Your Policy, located on the pages following Table of Contents in Your Policy.

POLICYOWNER: The person who may exercise all rights under the Policy, with the consent of any irrevocable Beneficiary. "You" and "Your" refer to the Policyowner.

POLICY VALUE: The sum of the Variable Account value and the Fixed Account value.

PORTFOLIOS: The investment portfolios of the Funds in which the Sub-Accounts invest.

PREMIUM:  A payment You must make to us to keep the Policy in force.

PRO-RATA ALLOCATION: An allocation among the Fixed Account and the Sub-Accounts in the same proportion that, on the date of allocation, the unloaned Policy Value in the Fixed Account and the Policy Value in each Sub-Account bear to the total unloaned Policy Value.

RIDER: A supplementary insurance contract that provides an optional benefit, which may be added to Your Policy for an additional charge.

RIGHT TO EXAMINE PERIOD: The period described on the cover page of this Policy during which the Policyowner may cancel the Policy for a refund by returning it to the Company.

SUB-ACCOUNT: A subdivision of the Variable Account investing exclusively in the shares of a Portfolio.

UNDERWRITING CLASS: The insurance risk classification that We assign to the Insured based on the information in the application and any other Evidence of Insurability We consider. The Insured's Underwriting Class affects the Monthly Deduction and the payment required to keep the Policy in force. It is shown on the Policy Details pages.

UNIT: A measurement used in the determination of the Policy's Variable Account value.

VALUATION DAY:  Each day the New York Stock Exchange is open for trading.

VALUATION PERIOD: The period beginning at the close of business on a Valuation Day and ending at the close of business on the next succeeding Valuation Day. The close of business is the close of regular trading on the New York Stock Exchange (usually 4:00 P.M. Eastern Time).

VARIABLE ACCOUNT:  Canada Life of America Variable Life Account 1.

VARIABLE LIFE SERVICE CENTER: Our office shown on the cover page of the Policy. This is our mailing address.

WRITTEN NOTICE OF CLAIM: Written notification of the death of the Insured received in the Variable Life Service Center of the Company.

WRITTEN REQUEST: Your request in writing, which is satisfactory to Us, received at the Variable Life Service Center.


FORM XXXXXX                                                             PAGE 13

                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

ADJUSTMENT OF COST FACTORS

We determine the cost of insurance charge and Fixed Account interest rates and expense charges which are used to calculate the Policy Value, subject to the guarantees noted in this Policy. Any changes in these charges and rates will be made by Underwriting Class only, and will be based on changes in Our future expectations for such things as: Our investment Earnings, Our expenses, life expectancy rates, and how many Policyowners keep their policies.

CONFORMITY WITH STATE LAW

This Policy is subject to the laws of the state where the application was signed. If any part of this Policy does not comply with the law, it will be treated as if it does.

CONTRACT

We have issued this Policy in consideration of Your application and Your payment made. This Policy, with a copy of the application, endorsements, and riders attached to it, is the entire contract between You and Us. The entire contract also includes: a copy of any application to increase the Face Amount or to change to a better Underwriting Class; any new Policy Details; any application for reinstatement of the Policy; and any supplemental pages issued.

We assume that the information You and the Insured provide in any application is accurate and complete to the best of Your knowledge. If We contest this Policy or deny a claim, We may use only the information You and the Insured provided in an application. Our representatives are not permitted to change this Policy or extend the time for paying Premiums. Only Our President, a Vice President or Secretary may change the provisions of this Policy, and then only in writing.

INCONTESTABILITY

We will not contest this Policy after it has been in force during the Insured's lifetime for two years from its Date of Issue of coverage or, if reinstated, for two years from the date of reinstatement. We will not contest any increase in Death Benefit or Face Amount, which is effective after the Date of Issue, once the increase has been in force during the Insured's lifetime for two years following the Date of Issue of the increase.

Any contest after a reinstatement or an increase in Face Amount will be limited to material statements made in the application for such reinstatement or Face Amount increase.

MISSTATEMENT OF AGE OR SEX

If the Insured's date of birth or sex has been misstated, the proceeds payable will be the amount which would be provided by the most recent cost of insurancecharge for the correct age and sex. We will not reduce the Death Benefit to less than the Guideline Minimum Death Benefit.

No adjustment will be made if:

-   the Insured dies after the Final Payment Date; or

- the Net Amount at Risk would have been purchased by the last monthly cost of insurance charge using the correct age and sex.

The Insured's Age at issue shown in the Policy Details pages is the Insured's Age at his or her birthday nearest to the Date of Issue.

NONPARTICIPATING

No insurance dividends will be paid on this Policy.

FORM XXXXXX                                                             PAGE 14

PROTECTION OF BENEFITS

To the extent allowed by law, the benefits provided by this Policy cannot be reached by the beneficiary's creditors. No beneficiary may assign, transfer, anticipate or encumber the Policy Value or benefit unless You give them this right.

PERIODIC REPORT

We will mail a report to You at Your last known address at least once a year. This report will provide the following information.

         -   the period covered by the report;
         -   Net Death Benefit;
         -   current Net Payment allocations;
         -   Policy Values in each Sub-Account and in Fixed Account;
         -   the value of the Policy if You surrender it;
         -   payments and withdrawals made by You and Monthly Deductions
         -   by Us since the last report;
         -   Outstanding Loan amount;
         -   Cash Surrender Value; and
         -   any other information required by law.

SUICIDE

The Net Death Benefit will not be paid if the Insured commits suicide, while sane or insane, within two years from the Date of Issue of the Policy. Instead, We will pay the Beneficiary all payments made for the Policy, without interest, less any Outstanding Loan and partial withdrawals. If the Insured commits suicide, while sane or insane, within two years from any increase in Face Amount, We will not recognize the increase. We will pay to the Beneficiary the Net Death Benefit prior to the increase plus the monthly expense charges and the cost of insurance charges associated with the increase.

TERMINATION

Coverage under this policy will terminate upon the earliest to occur of the following events:

1.       the Insured dies;
2.       the Policyowner surrenders the Policy; and
3.       the Policy lapses.

VARIABLE LIFE SERVICE CENTER

All amounts payable by Us will be payable at Our Variable Life Service Center in Worcester, Massachusetts.

                   INFORMATION ABOUT YOU AND THE BENEFICIARY
--------------------------------------------------------------------------------

ASSIGNMENT

You may change the ownership of this Policy by sending Us a Written Request at any time while the Insured is alive and the Policy is in force. An absolute assignment will transfer ownership of the Policy from You to another person called the Assignee. You may also assign this Policy as collateral to an Assignee. The limitations on Your ownership rights while a collateral assignment is in effect are specified in the assignment.

An assignment will take place only when the Written Request is recorded at Our Variable Life Service Center. When recorded, it will take effect on the date You signed it. Any rights created by the assignment will be subject to any payments made or actions taken by Us before the change is recorded. We are not responsible for assuring that any assignment or any Assignee's interest is valid.

FORM XXXXXX                                                             PAGE 15

BENEFICIARY

You name the beneficiary to receive the Net Death Benefit. You may designate Contingent Beneficiaries. The beneficiary's interest will be affected by any assignment You make. If You assign this Policy as collateral, all or a portion of the Net Death Benefit will first be paid to the Assignee; any money left over from the amount due the Assignee will go to those otherwise entitled to it.

Your choice of beneficiary may be revocable or irrevocable. You may change a revocable beneficiary by Written Request; but an irrevocable beneficiary must agree to any change in writing. You will also need an irrevocable beneficiary's permission to exercise other rights and options granted by this Policy. Unless You have asked otherwise, this Policy's beneficiary will be revocable.

Any change of the beneficiary must be made while the Insured is living and the Policy is in force. This change will take place on the date the request is signed, even if the Insured is not living on the day We receive it. Any rights created by the change will be subject to any payments made, or actions taken, before We receive the Written Request.

If more than one beneficiary is alive when the Insured dies, We will pay each beneficiary in equal shares, unless You have chosen otherwise.

If a beneficiary dies before the Insured, his or her interest in this Policy will pass to any surviving beneficiaries in proportion to their share in the Net Death Benefit, unless You have requested otherwise. If all beneficiaries die before the Insured, the Net Death Benefit will pass to You or Your estate.

COMMON DISASTER PROVISION

The beneficiary must be alive 10 days following the Insured's date of death in order to be entitled to receive a benefit; otherwise We will pay the Net Death Benefit as though the beneficiary died before the Insured. The number of days, which the beneficiary must live after the Insured's death, may be changed by Your Written Request. You may also cancel this provision by Written Request.

MODIFICATION

Upon notice to You, We may modify the Policy, but only if such modification:

- is necessary to make the Policy or the Variable Account comply with any law or regulation issued by a governmental agency to which We are subject; or
- is necessary to assure continued qualification of the Policy under the Code or other federal or state laws relating to variable life policies; or
-   is necessary to reflect a change in the operation of the Variable Accounts;
    or
-   provides additional Variable Account and/or fixed accumulation options.

In the event of any such modification, We may make any appropriate endorsement to the Policy.

NOTIFICATION OF DEATH

The death of the Insured and/or Policyowner(s) must be file with Us immediately, and We require Due Proof of Death.

In most states, We will compute the Net Death Benefit on:

- the date We receive Due Proof of Death of the Insured under Death Benefit Option 2; OR

-   the date of death for Death Benefit Options 1 and 3.

POLICYOWNER

The Insured is the Policyowner of this policy unless another person (which could include a trust, corporation, partnership, etc.) is named as Policyowner in the application. The Policyowner may change the ownership of this Policy without the consent of any beneficiary. Whenever the Face Amount of insurance is increased, the Insured must agree.

FORM XXXXXX                                                             PAGE 16

                    WHAT YOU SHOULD KNOW ABOUT THE PREMIUMS
--------------------------------------------------------------------------------

PREMIUMS

This Policy will not be in force until the first Premium is paid to Us. Additional payments may be made to Us at any time while the Insured is alive and the Policy is in force before the Final Payment Date. We reserve the right to obtain Evidence of Insurability, which is satisfactory to Us, as a condition to accepting any payment, which would increase the death benefit by more than the amount of the payment. Payments must be sent either to Our Variable Life Service Center or to Our authorized representative.

If You request it in writing, We will send You a signed receipt after payment. The Premium amount, which must be paid to keep the Policy in force, is described in the Termination and Reinstatement provision.

MAXIMUM PAYMENT LIMITS

We may limit the amount You pay to Us in any Policy year if Your Death Benefit option is either 1 or 2; see Death Benefit Options provision. This limit will not be less than the guideline level premium; however, the sum of all payments made from the issue date, minus any partial withdrawals, may not be more than the greater of:

         -   the guideline single premium; or
         -   the sum of the guideline level premiums to the date of payment.

The guideline premium amounts are shown on the Policy Details pages. These Premium limitations will not apply if they prevent You from paying Us enough to keep the Policy in force.

Guideline premiums are determined according to rules in the federal tax law, and will be adjusted as that law changes.

If the maximum payment limit applies to this Policy, the excess payment will be applied first to the Outstanding Loan and We will then return any balance to You.

TERMINATION AND REINSTATEMENT

TERMINATION

We will send You, and any assignee on record, a notice if Your payments are not enough to keep the Policy in force. Your Policy will continue for 62 days from the date of default in which time You must pay a Premium sufficient to prevent termination. The 62 day period is considered the grace period.

The first day of the grace period is called the date of default. We will send the notice to Your last known address, or to the person You name to receive this notice, showing the due date and the amount of Premium You must pay to keep the Policy in force.

The date when the grace period begins and the amount You must pay depends on how long the Policy has been in force and whether there have been any increases in the Face Amount.

Beginning on the date this Policy is issued or the Date of Issue of any increase in the Face Amount, whichever is later, and continuing for the next 47 Monthly Processing Dates, the grace period will begin when both of the following conditions occur:

         - the Policy Value less any Outstanding Loan is less than the amount needed to pay the next Monthly Deduction plus loan interest accrued; and
         - the sum of the payments made minus any Outstanding Loan, partial withdrawals and partial withdrawal charges since the latest of the following three dates:
                -   the date this Policy is issued, or
                -   the Date of Issue of any increase in the Face Amount, or
                - the date of any Policy Change which changes the Minimum Monthly Payment, is less than the accumulated Minimum Monthly Payments to date.

Thereafter, the grace period will begin if the Policy Value on a Monthly Processing Date is less than the amount needed to pay the next Monthly Deduction plus loan interest accrued.

FORM XXXXXX                                                             PAGE 17

The Minimum Monthly Payment, which is shown on the Policy Details pages, will change if the Policy is changed; it will be listed in new Policy Details Pages provided to You.

The death benefit during the grace period will be reduced by any overdue charges. The Policy will lapse if the amount shown in the notice remains unpaid at the end of the grace period. The Policy terminates on the date of lapse.

REINSTATEMENT

If this Policy has lapsed or foreclosed for failure to pay loan interest, and has not been surrendered, it may be restored (called "reinstated" in this Policy) within three years after the date of default or foreclosure. We will reinstate the Policy on the Monthly Processing Date following the day We receive all of the following items:
         -   a written application for reinstatement;
         - Evidence of Insurability showing the Insured is insurable according to Our underwriting rules; and
         - a payment large enough to keep the Policy in force for three months.

If reinstatement is requested when less than 48 Monthly Deductions have been taken since the Date of Issue or increase in the Face Amount, You must pay for the lesser of three Minimum Monthly Payments or three Monthly Deductions.

If You request reinstatement more than 48 Monthly Processing Dates from the Date of Issue or increase in the Face Amount, You must pay 3 Monthly Deductions.

Your reinstatement Premium will be allocated to the Fixed Account until We approve Your application, at which time We will transfer the reinstatement Premium, plus accrued interest, as You directed in Your last payment allocation request.

The Policy Value on the reinstatement date is:

         - the Net Payment to reinstate the Policy, including the interest earned from the date We received Your payment; plus
         - the Policy Value less any Outstanding Loan on the default date; minus
         -   the Monthly Deduction due on the reinstatement date.

The amount of the surrender charge and the surrender charge period remaining on the reinstatement date are those which were in effect on the date of default.

You may repay or reinstate any Outstanding Loan on the date of default or foreclosure. Any Policy which has been surrendered may not be reinstated.

                   INFORMATION ABOUT THE VALUE OF YOUR POLICY
--------------------------------------------------------------------------------

NET PAYMENT AND ALLOCATION OF PAYMENTS

A Net Payment is a payment made to Us reduced by the payment expense charge. We reserve the right to change the payment expense charge, which is shown on Policy Details pages, only to reflect any changes in tax expenses.

Each Net Payment will be allocated to the Fixed Account or Sub-Accounts as specified by You.

ALLOCATION OF NET PAYMENTS

If You make a payment with Your application or at any time before the Date of Issue, We will hold the Net Payment in the Fixed Account as of the day We receive it at Our Variable Life Service Center. When the Policy has been issued, We will transfer any Policy Value from the Fixed Account (which were not allocated by You to the Fixed Account) as You directed in Your application or by later request. You can allocate Your Policy Value among the Sub-Accounts and the Fixed Account to meet Your investment needs. If Your Policy provides for a full refund of Premiums paid under its Right to Examine Policy provision as required in Your state, We will allocate all Sub-Account investments to the money market Sub-Account for:

FORM XXXXXX                                                             PAGE 18

-   14 days from Acceptance, except as described below

- 24 days from Acceptance for replacements in states with a 20-day right to examine

- 34 days from Acceptance for California citizens Age 60 and older, who have a 30-day right to examine.

After this period, the money market Sub-Account value will be reallocated in accordance with the allocation instructions in the application or in a subsequent Written Request. All Net Payments received thereafter will be allocated as of the date they are received at the Variable Life Service Center in accordance with Your most recent payment allocation request. All percentage allocations must be in whole numbers, with the total allocation to all selected accounts equaling 100%. A processing charge of up to $25 may be made for changing the payment allocation.

MONTHLY DEDUCTION

The monthly deduction is the sum of the following charges:

         - the cost of insurance charge shown on the Policy Details pages;
         -   the monthly expense charge shown on Policy Details pages;
         - the monthly administration fee shown on the Policy Details pages;
         - the mortality and expense risk charge shown on the Policy Details pages;
         - any monthly Rider charge(s) shown on the Policy Details pages.

The Monthly Deduction is made as of the Date of Issue and on each Monthly Processing Date until the Final Payment Date. Thereafter, the mortality and expense risk charge will be deducted as of the Monthly Processing Date for the life of the Insured.

You may choose one or more Sub-Accounts and/or the Fixed Account from which the Monthly Deduction will be made. If You do not make a choice, We will deduct the Monthly Deduction Pro-rata. In the event any charge is greater than the value of a sub-account to which it relates or the Fixed Account on a Monthly Processing Date, the unpaid balance will be totaled and allocated Pro-rata among the other Sub-Accounts of the Variable Account and the Fixed Account.

Charges allocated to the Fixed Account will be deducted on a last-in, first-out basis. This means that We use the most recent payments to pay the fees.

COST OF INSURANCE CHARGE

The cost of insurance charge equals the sum of the charges that apply to:

         -   the Net Amount at Risk for the initial Face Amount, plus the
         -   Net Amount at Risk for each increase in the Face Amount.

We will determine the cost of insurance charge each month. Any changes in this charge will be made by Underwriting Class. If You decrease the Face Amount of the Policy, We will adjust the cost of insurance charge according to the Death Benefit Option Changes provision.

The cost of insurance charge for the initial Face Amount for any month will not be more than (1) multiplied by (2) where:

         - (1) is the cost of insurance rate shown for the Insured's Age in Table I; and
         - (2) is the Net Amount at Risk for the initial Face Amount divided by 1,000.

For each increase in Face Amount under Death Benefit Option 1 or Death Benefit Option 3, the cost of insurance charge is the PRODUCT of:

         -   the cost of insurance rate for the increase; TIMES
         -   the DIFFERENCE between:
         -   the increase in Face Amount; AND

FORM XXXXXX                                                             PAGE 19

         - any Policy Value IN EXCESS OF the initial Face Amount at the beginning of the Policy month and not allocated to a prior increase.

For each increase in Face Amount under Death Benefit Option 2, the cost of insurance charge is the PRODUCT of:

         -   the cost of insurance rate for the increase; TIMES
         -   the increase in Face Amount.

For purposes of this calculation, Age means how old the Insured is on the birthday closest to the anniversary of the of the increase. If either Death Benefit option 1 or 3 is in effect and the Policy Value is higher than the initial Face Amount, the excess Policy Value, minus charges for Rider benefits at the beginning of the month, will be used to reduce any increases in the Face Amount in the order in which the increases were issued.

If the Death Benefit is the minimum death benefit required for the Policy to qualify as life insurance under the federal tax law (see "Guideline Minimum Death Benefit Provision"), the cost of insurance charge for the portion of the Death Benefit, which exceeds the Face Amount (i.e., initial Face Amount plus any increases), will not be higher than (3) multiplied by (4) divided by 1,000 where:

         - (3) is the cost of insurance rate applicable to the initial Face Amount; and
         -   (4) is the Death Benefit less:
                - the greater of the Face Amount or the Policy Value if either Death Benefit options 1 or 3 is in effect, or
                - the Face Amount plus the Policy Value, if the Death Benefit Option 2 (see Death Benefit Options provision) is in effect.

COST OF INSURANCE RATES

The cost of insurance rates are based on the Insured's:

         -   age;
         - sex (unless this Policy is issued in a unisex class as indicated on the Policy Details pages);
         -   Underwriting Class; and
         -   Face Amount.

The guaranteed rates will be no greater than the:

         - The 1980 Commissioners Standard Ordinary Mortality Table, Male, Female, or Table B for unisex risks (Tobacco or Non-Tobacco versions of these tables are used if the Insured is over 17 years of age on the Date of Issue); and
         -        appropriate increases in such tables for rated risks.

The cost of insurance rates actually charged will usually be lower than, and never will be higher than, the guaranteed rates. We will review the actual cost of insurance rates for this Policy whenever We change these rates for new policies. In any event, rates will be reviewed not more often than once each year, but not less than once in a five-year period.

                WHAT YOU SHOULD KNOW ABOUT THE VARIABLE ACCOUNT
--------------------------------------------------------------------------------

VARIABLE ACCOUNT

The value of Your Policy will vary if a portion of it is in the Variable Account. This account is separate from Our Fixed Account. We have exclusive and absolute ownership and control of all assets, including those in the Variable Account. However, the portion of assets in the Variable Account equal to the reserves and liabilities of the policies which are supported by this account will not be charged with liabilities that come from any other business We conduct. We have the right to transfer to Our General Account any assets of the Variable Account that are in excess of such reserves and other liabilities.

FORM XXXXXX                                                             PAGE 20

This account, which We established to support variable life insurance policies, is registered with the U.S. Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the State of Michigan.

SUB-ACCOUNTS

The Variable Account consists of Sub-Accounts. Each Sub-Account invests exclusively in shares of a corresponding Fund. Shares of a Fund are purchased and redeemed for a Sub-Account at their net asset value. Any amounts of income, dividends and gains distributed from the shares of a Fund are reinvested in additional shares of that Fund at net asset value.

The dollar amounts of values and benefits of this Policy provided by the Variable Account depend of the investment performance of the Sub-Accounts selected by the Policyowner. We do not guarantee the investment performance of the Sub-Accounts. Policyowners bear the full investment risk for Sub-Account Value.

We reserve the right, when the law allows, to change the name of the Variable Account or any Sub-Account. You will find a list in Your application of the Sub-Accounts in which You first choose to invest.

SUB-ACCOUNT VALUE

The Sub-Account Value of any Sub-Account as of the Date of Issue is equal to the amount of the initial Net Payment allocated to that Sub-Account. On subsequent Valuation Days the Sub-Account Value for any particular Sub-Account is:

-     Net Payments allocated to that Sub-Account; plus
- Policy Value transferred to that Sub-Account from another Sub-Account or the Fixed Account; minus
- partial withdrawals from that Sub-Account, including any applicable partial withdrawal charges; minus
- transfers from that Sub-Account, including any applicable transfer charges; minus
- any transaction charges allocated to that Sub-Account for changes in the Face Amount; minus
- if the Valuation Day is the Monthly Processing Date, the portion of the Monthly Deduction allocated to that Sub-Account;
- adjusted by any interest income, dividends, and net capital gains or losses, realized or unrealized.

UNITS

For each Sub-Account, Net Payments allocated to a Sub-Account or amounts of Policy Value transferred to a Sub-Account are converted into Units. The number of Units credited to a Policy is determined by dividing the dollar amount directed to each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the Net Payments or transferred amount is invested in the Sub-Account. Therefore, Net Payments allocated to or amounts transferred to a Sub-Account increase the number of Units of that Sub-Account credited to the Policy.

Certain events will reduce the number of Units of a Sub-Account credited to a Policy. Withdrawals or transfers from a Sub-Account will result in the cancellation of the appropriate number of Units of that Sub-Account as will: surrender of the Policy; payment of the Death Benefit proceeds; and the deduction of the Monthly Deduction. Units are cancelled as of the end of the Valuation Period in which we receive notification in writing regarding the event.

UNIT VALUE

The Unit values for each Sub-Account were arbitrarily set initially at [$10] when that Sub-Account began operations. Thereafter, the Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the net investment factor as described below. The Sub-Account Value for a Policy is determined on any day be multiplying the number of Units attributable to the Policy in that Sub-Account by the value of the Unit for that Sub-Account on that day.

FORM XXXXXX                                                             PAGE 21

NET INVESTMENT FACTOR

The Net Investment Factor is an index applied to measure the investment performance of Units of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing 1 by 2 where:

         1.  is the result of:

             a. the net asset value per share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus
             b. the per share amount of any dividend or capital gain distributions made by the Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus
             c. a per share charge or credit for any taxes reserved for, which is determined by us to have resulted from the operations of the Sub-Account.

         2. is the net asset value per share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

ADDITION, DELETION OR SUBSTITUTION OF INVESTMENTS

We reserve the right, subject to law, to make additions to, deletions from, or substitutions for the shares that are held in the Sub-Accounts. We may redeem the shares of a Fund and substitute shares of another registered open-end management company, if:

         -   the shares of the fund are no longer available for investment;
         -   change in tax laws; or
         - in Our judgment further investment in the Fund would no longer be appropriate based on the purposes of the Variable Account or the affected Sub-Account.

Where the 1940 Act or other law requires, We will not substitute any shares respecting a Policy interest in a Sub-Account without notice to Policyowners and prior approval of the SEC and state insurance authorities. The Variable Account may, as the law allows, purchase other securities for other policies or allow a conversion between policies on a Policyowner's request.

We reserve the right to establish additional Sub-Accounts funded by a new fund or by another investment company. Subject to law, We may, in Our sole discretion, establish new Sub-Accounts or eliminate one or more Sub-Accounts.

We may change the Policy to reflect a substitution or other change and will notify Policyowners of the change. Subject to any approvals the law may require, the Variable Account or any Sub-Accounts may be:

         -   operated as a management company under the 1940 Act;
         - deregistered under the 1940 Act if registration is no longer required; or
         -   combined with other Sub-Accounts or Our other separate accounts.

FEDERAL TAXES

If We must pay taxes on the Variable Account, We will charge You for that tax. Although the account is not now taxable, We reserve the right to make a charge for taxes if the account becomes taxable.

SPLITTING OF UNITS

We reserve the right to split the value of a Unit, either to increase or decrease the number of Units. Any splitting of Units will have no material effect on Policy benefits.


FORM XXXXXX                                                             PAGE 22

                  WHAT YOU SHOULD KNOW ABOUT THE FIXED ACCOUNT
--------------------------------------------------------------------------------

FIXED ACCOUNT

The Fixed Account is a part of Our General Account. The General Account consists of all assets owned by Us, other than those in the Variable Account and other separate accounts. Except as limited by law, We have sole control over the investment of these General Account assets. You do not share directly in the investment experience of the General Account, but are allowed to allocate and transfer Policy Value into the Fixed Account.

FIXED ACCOUNT INTEREST RATES

The interest rate credited to Policy Value in the Fixed Account is set by Us but is guaranteed never to be less than 4%. We may credit interest at rates higher than the minimum guaranteed rate. We will review the interest rate from time to time, at least once a year. The following guarantees apply to Policy Value in the Fixed Account:

         - the interest rate in effect on the day We receive Your payment at Our Variable Life Service Center is guaranteed until the next Policy anniversary unless You borrow from that Policy Value.
         - the interest rate in effect on the day Policy Value is transferred from a sub-account of the Variable Account to the Fixed Account is guaranteed until the next Policy anniversary unless You borrow from that Policy Value.
         - the interest rate in effect on a Policy anniversary is guaranteed for one year for those Policy Values in the Fixed Account on the Policy anniversary so long as those values remain in the Fixed Account and are not borrowed.

FIXED ACCOUNT POLICY VALUE

On any day, the Fixed Account Policy Value is:

-   Net Payments allocated to the Fixed Account; plus
-   Variable Account Policy Value transferred to the Fixed Account; plus
-   interest credited to the Fixed Account; minus
- partial withdrawals from the Fixed Account, including any applicable partial withdrawal charges ; minus
- transfers from the Fixed Account, including any applicable transfer charges; minus
- any transaction charges allocated to the Fixed Account for changes in the Face Amount; minus
- if the day is the Monthly Processing Date, the portion of the Monthly Deduction allocated to the Fixed Account.

During any policy month the Fixed Account Policy Value will be calculated on a consistent basis. For purposes of crediting interest, Policy Value deducted, transferred or withdrawn from the Fixed Account is accounted for on a first-in, first-out basis.

BASIS OF VALUE OF THE FIXED ACCOUNT

We base the minimum surrender value in the Fixed Account on mortality no greater than The 1980 Commissioners Standard Ordinary Mortality Table, Male, Female or Table B for unisex risks (or appropriate increases in such tables for rated risks) with interest at 4% each year, compounded annually; however, if the Insured is over age 17 on the day of issue, the minimum surrender value is based on the Tobacco or Non-Tobacco versions of such tables.

Actual Policy Values are based on interest and cost of insurance rates that We set. We have filed a detailed description of the way We determine this value with the State Insurance Department. All values equal or exceed the minimums required by law in the state in which this Policy is delivered.


FORM XXXXXX                                                             PAGE 23

CONVERSION

You may transfer, without charge, all or part of the Policy Value in the Variable Account to the Fixed Account once during the first 24 months after the Policy is issued, and once during the first 24 months first after You have increased the Face Amount in order to convert to a fixed-only product. If You do so, future payments will be allocated to the Fixed Account unless You specify otherwise. All other transfers are subject to the following rules, and will be permitted with Our approval.

                      WHAT YOU SHOULD KNOW ABOUT TRANSFERS
--------------------------------------------------------------------------------

Before the Final Payment Date while the Insured is still living and the Policy is in force, You may transfer amounts between the Fixed Account and the Sub-Accounts or among Sub-Accounts, on request.

We reserve the right to limit the minimum and maximum amounts that may be transferred. We reserve the right to limit the number of transfers that can be made in each Policy year, and to set other reasonable rules controlling transfers.

If a transfer would reduce the Policy Value in a sub-account to less than the current minimum balance required for such accounts, We reserve the right to include the remaining value in the amount transferred. You will not be charged for the first 12 transfers in a Policy year, but a transfer charge may be made on each additional transfer. Transfers that result from a Policy loan or repayment of a loan are not subject to these rules.

FIXED ACCOUNT RESTRICTIONS

Transfers to and from the Fixed Account are currently permitted subject to the following restrictions:

- the amount transferred from the Fixed Account in each transfer does not exceed the lesser of $100,000 or 25% of the Policy Value.
- You make only one transfer involving the Fixed Account in each Policy quarter.

                     IF YOU WANT TO BORROW FROM YOUR POLICY
--------------------------------------------------------------------------------

AMOUNT YOU MAY BORROW

At any time prior to the Final Payment Date while the Insured is still living and the Policy is in force, the Policyowner may, by Written Request, borrow money from Us using the Policy as the sole security for the loan provided that
(a) a written loan agreement is signed by the Policyowner, and (b) the Policyowner makes a satisfactory assignment of the Policy to Us. In taking a loan, a Policyowner must borrow at least the minimum loan amount shown on the Policy Details page. The maximum amount that a Policyowner may borrow is the Loan Value. The Loan Value is 90% of the Policy Value less any surrender charges as of the date of the loan.

There are two types of loans that may be available to You:

- A standard loan option is always available to You. The Company will charge interest on the amount of the loan at a current annual rate shown on the Policy Details pages (Policy Loan Interest Rate). This current rate of interest may change, but is guaranteed not to exceed 6%. However, the Company will also credit interest on the Policy Value securing the loan. The annual interest rate credited to the Policy Value securing a non-preferred loan is shown on the Policy Details pages (Policy Loan Credited Rate).

- A preferred loan option is automatically available to You unless You request otherwise. This option may be revoked by You at any time. The preferred loan option is available on that part of an Outstanding Loan that is attributable to Earnings. The Company will charge interest on the amount of the loan at a current annual rate shown on the Policy Details page (Preferred Policy Loan Interest Rate). This current rate of interest may change, but is guaranteed not to exceed 4.50%. The annual interest rate credited to the Earnings securing a preferred loan is shown on the Policy Details pages (Preferred Policy Loan Credited Rate).

FORM XXXXXX                                                             PAGE 24

We will allocate Policy loans among the Sub-Accounts and the Fixed Account according to Your instructions. If You do not make an allocation, We will make a Pro-rata Allocation. We will transfer Pro-rata Allocations from each Sub-Account to equal the total amount of the loan. This Outstanding Loan amount is transferred to the Fixed Account.

A request for a preferred loan, a partial withdrawal after the Final Payment Date, or the foreclosure of an Outstanding Loan will terminate a Guaranteed Death Benefit Rider. See "Guaranteed Death Benefit Rider."

YOUR POLICY WILL BE THE SECURITY FOR THE LOAN.

INTEREST CHARGED ON BORROWED AMOUNTS

We charge interest on amounts borrowed by Policyowners. These rates are effective annual rates compounded annually on the policy anniversary. Interest is charged in arrears from the date of the loan and is due from Policyowners on each policy anniversary for the prior Policy Year. If the Policyowner does not pay such interest when due, the amount of the interest is added to the Outstanding Loan. Thus, unpaid interest is charged interest during the ensuing policy year.

INTEREST CREDITED TO THE LOAN ACCOUNT

We credit an Outstanding Loan with interest at an effective annual rate. On each policy anniversary, interest earned on the Outstanding Loan since the preceding anniversary is transferred to the Sub-Accounts and the Fixed Account. Unless the Policyowner specifies otherwise, such transfers are allocated Pro-rata.

REPAYING THE OUTSTANDING LOAN

The Policyowner may repay a loan or repay any part of a loan at any time while the Insured is still living, and the Policy is in force. When You repay it, We will transfer part or all of the Outstanding Loan in an amount equal to the repayment to the Fixed Account and/or the Sub-Accounts. You may tell Us how to allocate repayments, but if You do not, We will allocate them according to the most recent payment allocation choices You have made. Loan repayments made to the Variable Account cannot be higher than the amounts You transferred from it to secure the Outstanding Loan.

FORECLOSURE

If at any time Your Policy Value less Outstanding Loan is insufficient to cover the monthly deduction, We will terminate the Policy. We will mail a notice of this termination to the last known address of You and any Assignee. If the excess Outstanding Loan is not paid within 62 days after this notice is mailed, the Policy will terminate with no value. You may reinstate this Policy according to the Reinstatement provision.

                  DETAILS ON SURRENDER AND PARTIAL WITHDRAWALS
--------------------------------------------------------------------------------

SURRENDER

You may surrender the Policy and receive its Cash Surrender Value as long as the Policy is in force and the Insured is living on the date We receive Your Written Request in our Variable Life Service Center.

We will compute the Cash Surrender Value as of the Valuation Day on which We receive the Policy with a Written Request for surrender. We will deduct a surrender charge if You surrender the Policy on or before the last day of the 9th Policy year from the Date of Issue or increase in Face Amount.

The Cash Surrender Value may be paid in a lump sum or under a payment option then offered by Us. We will normally pay the Cash Surrender Value within seven days following Our receipt of the Written Request. We may delay benefit payments under the circumstances. See "Postponement of Payments" below.

A surrender may have tax consequences.

FORM XXXXXX                                                             PAGE 25

CASH SURRENDER VALUE

The Cash Surrender Value equals the Policy Value minus the Outstanding Loan and surrender charges.

You will find the surrender charge for the initial Face Amount on Policy Details pages. Any changes in this charge when You increase or decrease the Face Amount will be shown in new Policy Detail Pages.

PARTIAL WITHDRAWALS

After the first Policy year, You may withdraw part of the Cash Surrender Value of Your Policy upon Written Request. Your Written Request must state the dollar amount You wish to receive. You may allocate the amount withdrawn among the Sub-Accounts and the Fixed Account. If You do not provide allocation instructions, We will make a Pro-rata Allocation. Each partial withdrawal must be at least $200. We will not allow a partial withdrawal if it would reduce the Face Amount under Death Benefit Options 1 or 3 below $40,000. The maximum amount of a partial withdrawal is the Cash Surrender Value less the greater of $500 or three Monthly Deductions.

A partial withdrawal is considered a preferred partial withdrawal when the withdrawal amount and the sum of the prior withdrawal amounts in the same Policy year do not exceed 10% of the Policy Value as of the beginning of the Policy year.

A partial withdrawal, unless it is a preferred partial withdrawal, will reduce the Face Amount under both Death Benefit Options 1 and 3. The Face Amount reductions will be made in the following order: (1) against the most recent increase in Face Amount, (2) against the next most recent increases in Face Amount in succession, and (3) against the Face Amount under the original application.

On a partial withdrawal , We will cancel the number of Units of designated Sub-Accounts equal in value to the amount withdrawn. The amount withdrawn will be the amount You requested plus the partial withdrawal charges. We will normally pay the partial withdrawal within seven days following Our receipt of Written Request. We may delay payment. See "Postponement of Payment" below.

A partial withdrawal may have tax consequences.

A transaction fee not to exceed $25 will be assessed against all partial withdrawals. Those partial withdrawals that are NOT classified as preferred partial withdrawals will incur a surrender charge due to the reduction in Face Amount. This charge is equal to a specified amount that is based on the Age, sex and Underwriting Class of the Insured, for each $1,000 of the Policy's Face Amount that reduces. For more information see "Surrender." A surrender charge will not be applied to preferred partial withdrawals.

For important tax consequences of partial withdrawals, see federal tax laws.

POSTPONEMENT OF PAYMENT

We usually pay the amount of any surrender, withdrawal, Net Death Benefit, or settlement option within seven business days after receipt of all applicable written requests and/or Date of Death. We may postpone any transfer from the Variable Account or payment of any amount payable on:

         -   surrender;
         -   partial withdrawal;
         -   transfer;
         -   Policy loan; or
         -   death of the Insured.

The postponement will continue during any period when:

         - trading on the New York Stock Exchange (NYSE) is restricted as determined by the SEC, or the NYSE is closed for days other than weekends and holidays, or
         - the SEC by order has permitted such postponement for the protection of Policyowners suspension, or
         - the SEC has determined that an emergency exists that would make disposal of portfolio securities or valuation of assets not reasonably practical.

FORM XXXXXX                                                             PAGE 26

We may also postpone any transfer from the Fixed Account or payment of any portion of the amount payable on surrender, partial withdrawal or Policy loan from the Fixed Account for not more than six months from the day We receive Your Written Request and, if it is required, Your Policy.

If We postpone payments for 30 days or more, the amount postponed will earn interest during that period of not less than 3% per year or such higher rate as required by law. We will not postpone payments to pay Premiums on Our policies.

                  WHAT YOU SHOULD KNOW ABOUT THE DEATH BENEFIT
--------------------------------------------------------------------------------

NET DEATH BENEFIT

If the Insured dies while the Policy is in force on or before the Final Payment Date, We will pay the Net Death Benefit. The amount of the Net Death Benefit and any Net Death Benefit under any Rider depends on which Death Benefit option is in effect on the date of death. (There are three Death Benefit options, which are described later.) We will deduct from the death benefit any Outstanding Loan, and any Monthly Deduction due and unpaid through the Policy month in which the Insured dies, as well as any partial withdrawals and withdrawal charges.

If the Insured dies after the Final Payment Date, We shall pay the Policy Value minus any Outstanding Loan as of the date We receive Written Notice of Claim.

Except as otherwise provided, We will pay interest from the date the Insured dies to the date the Net Death Benefit is paid. If You choose a lump sum payment, the interest rate will be at least 3% a year, or the minimum rate set by law, whichever is greater. If the Death Benefit Option 2 is in effect on the date of the Insured's death, We will begin calculating interest on the Policy Value portion of the Net Death Benefit on the date We receive Written Notice of Claim.

DEATH BENEFIT OPTIONS

You have three options for determining the amount of the death benefit. The option You elected in Your application is shown on the Policy Details pages.

Under Death Benefit Options 1 and Option 3, the death benefit is:

         -   the Face Amount, or
         -   the minimum death benefit, whichever is greater.

Under the Death Benefit Option 2, the death benefit is:

         - the Face Amount plus the Policy Value on the date We receive Written Notice of Claim (We will refund monthly deductions from the Policy Value after the Insured's date of death); or
         -   the minimum death benefit, whichever is greater.

GUIDELINE MINIMUM DEATH BENEFIT

In order to qualify as "life insurance" under the Federal tax laws, this Policy must provide a Guideline Minimum Death Benefit. The Guideline Minimum Death Benefit will be determined as of the date of death of the Insured. If Death Benefit Option 1 or Death Benefit Option 2 is in effect, the Guideline Minimum Death Benefit is obtained by multiplying the Policy Value by a percentage factor for the Insured's attained age, as shown in Table II. If Death Benefit Option 3 is in effect, the Guideline Minimum Death Benefit is obtained by multiplying the Policy Value by a percentage for the Insured's attained age, sex, and Underwriting Class, as set forth in Table III.

Guideline Minimum Death Benefit factors in Table II are used when Death Benefit Option 1 or Death Benefit Option 2 is in effect. The Guideline Minimum Death Benefit factors in Table II reflects the requirements of the "Guideline Premium/Guideline Death Benefit" test set forth in the federal tax laws. Guideline Minimum Death Benefit factors in Table III are used when Death Benefit Option 3 is in effect. These factors reflect the requirements of the "Cash Value Accumulation" test set forth in the federal tax laws. The Guideline Minimum Death Benefit factors will be adjusted to conform to any changes in the federal tax laws.


FORM XXXXXX                                                             PAGE 27

DEATH BENEFIT OPTION CHANGES

If You have selected Death Benefit Option 3, You are not permitted by law to change Your death benefit option. You may change Your death benefit option only if You have selected either Death Benefit Options 1 or 2.

You may change the Death Benefit option by Written Request while the Insured is still living and the Policy is in force prior to the Final Payment Date. Evidence of Insurability may be required for a death benefit option change. The change will be made as of the next Monthly Processing Date after We approve Your request.

You may not change Your Death Benefit option more than once in any Policy year or if the change reduces the Face Amount to less than $50,000.

If You change from the Death Benefit Option 1 to the Death Benefit Option 2, the Face Amount under the Death Benefit Option 2 will be equal to the death benefit under the Death Benefit Option 1, minus the Policy Value as of the date of change.

If You change from the Death Benefit Option 2 to the Death Benefit Option 1, the Face Amount will be equal to the Death Benefit under the Death Benefit Option 2 as of the date of change.

CHANGE IN FACE AMOUNT

You may increase or decrease the Face Amount by Written Request. An increase or decrease in the Face Amount takes effect as of the later of:

- the Monthly Processing Date on or next following the date of receipt of Your Written Request; or
- the date of approval of Your Written Request, if Evidence of Insurability is required.

You may not change the Face Amount if it does not meet the minimum Death Benefit requirement set by federal tax law.

INCREASE OF FACE AMOUNT

To increase the Face Amount:

         - You must complete Our application and provide Us with Evidence of Insurability; and
         -   the Insured must be under Our maximum issue Age for new insurance;
             and
         - the Insured must be approved by Us according to Our underwriting rules; and
         - You must pay the amount which is necessary to keep the Policy in force for three months if the Policy Value is less than this amount.

This increased Face Amount will become effective on the first Monthly Processing Date on or following the date that all the conditions are met. We will provide You new Policy Details Pages, including a Supplemental Insurance Protection Charge Table. These pages will include the following information:

         -   Date of Issue of the increase;
         -   amount of the increase;
         -   Underwriting Class;
         -   cost of insurance charge for the increase;
         -   new Minimum Monthly Payment;
         -   new monthly expense charge;
         -   new guideline Premiums; and
         -   new surrender charges applicable to the entire Policy.

We reserve the right to set a limit on the minimum amount of an increase in the Face Amount. No increase may be less than Our minimum limit in effect on the date We receive Your request.


FORM XXXXXX                                                             PAGE 28

You may return the new Policy Details Pages to Us within ten days after receiving them. If You return these pages, We will consider the increase void from the beginning. We will add the charges back to the Policy Value unless You request otherwise. We will also cancel any surrender charge for the increase.

DECREASE OF FACE AMOUNT

You may decrease the Face Amount of the Policy at any time while the Insured is still living and the Policy is in force and prior to the Final Payment Date. It will be effective on the first Monthly Processing Date after We receive Your Written Request.

The Face Amount will be decreased or eliminated in the following order:

         -   first, the most recent increase;
         -   second, the next most recent increases successively; and
         -   last, the initial Face Amount.

We will deduct a surrender charge from the Policy Value on the date of the decrease. You may choose the sub-account from which these charges will be deducted; but if You do not choose, We will allocate the charges Pro-rata.

We will provide You with new Policy Details Pages. These pages will include the following information:

         -   Date of Issue of the decrease;
         -   amount of the decrease and the Face Amount remaining in force;
         -   new Minimum Monthly Payment, if any;
         -   new guideline Premiums;
         -   new monthly expense charge; and
         -   new surrender charges applicable to the entire Policy.

You may not decrease the Face Amount to less than Our minimum issue limit for this type of Policy. We reserve the right to establish a minimum limit on the amount of any decrease.

                              PAYMENT OF BENEFITS
--------------------------------------------------------------------------------

PAYMENT OPTIONS

Upon Written Request, the surrender value or all or part of the Net Death Benefit may be placed under one or more of the payment options offered by Us at the time the request is made. If You make no election, We will pay the benefit in a lump sum or under a payment option We offer at that time. A certificate will be provided to the payee describing the payment option selected.

If a payment option is selected, the beneficiary, when filing proof of claim, may pay Us any amount that otherwise would be deducted from the Net Death Benefit.

The amounts payable under these options are paid from the General Account. The options are not based on the investment experience of the Variable Account.

The amount applied under any one option for any one payee must be at least $5,000 or the proceeds will be paid in one lump sum. The periodic payment for any one payee must be at least $50.

Subject to the Policyowner and Beneficiary provisions, You may change any option selection before the Net Death Benefit becomes payable. If You make no selection, the beneficiary may select an option when the proceeds become payable.


FORM XXXXXX                                                             PAGE 29

                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                                  HOME OFFICE:
                           6201 POWERS FERRY ROAD, NW
                             ATLANTA, GEORGIA 30339

                         VARIABLE LIFE SERVICE CENTER:
                        440 LINCOLN STREET, P. O. BOX []
                         WORCESTER, MASSACHUSETTS 01653



















                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                   DEATH PROCEEDS PAYABLE AT DEATH OF INSURED
              FLEXIBLE PREMIUMS PAYABLE TO THE FINAL PAYMENT DATE
  COVERAGE TO THE FINAL PAYMENT DATE AND AMOUNT OF POLICY VALUE NOT GUARANTEED
                                NONPARTICIPATING



FORM XXXXXX                                                             PAGE 30